EXHIBIT 99.3

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”), dated as of December 19, 2006, is by and between Nomura Credit and Capital, Inc. (the “Seller”) and LB I Group Inc. (“Buyer”).

WITNESSETH:

WHEREAS, Seller holds a warrant (the “Seller Warrant”) exercisable for an aggregate of 5,845,004 shares of Common Stock of MRU Holdings, Inc., a Delaware corporation (the “Company”) at an exercise price of $3.50 per share of Common Stock;

WHEREAS, the Seller Warrant is represented by a warrant certificate dated as of October 30, 2006, registered in the name of Seller on the books of the Company;

WHEREAS, the parties hereto desire that Seller sell, transfer, convey and assign to Buyer, and Buyer purchase and acquire from Seller (the “Transaction”), a portion of the Seller Warrant exercisable for 750,000 shares of Common Stock of the Company (the “Underlying Purchased Warrant Shares”) at an exercise price of $3.50 (the “Purchased Warrant”); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.                 Sale and Purchase of Purchased Warrant; Closing.

1.1           Sale and Purchase of Purchased Warrant.  Subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Warrant for and in consideration of the sum of One Million, Five Hundred Thousand Dollars ($1,500,000) (the “Warrant Purchase Amount”), payable as set forth in Section 1.2 hereof.

1.2           Closing.  Within one business day following the satisfaction of the conditions set forth in Section 1 of this Agreement, (which time and date are designated as the “Closing” and the “Closing Date”), Buyer shall deliver the Warrant Purchase Amount by wire transfer to a bank account designated by Seller in writing or by such other payment method as Buyer and Seller shall mutually agree.

1.3           Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following conditions, any or all of which may be waived by Buyer in its sole discretion in whole or in part:  (i) each of the representations and warranties of Seller set forth in Section 3 is true and correct in all material respects as of the Closing Date, (ii) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, (iii) the Company shall have provided evidence reasonably satisfactory to Buyer of the Company’s consent to the transfer of the Purchased Warrant, (iv) the Company shall have delivered to Buyer a new warrant having terms and conditions that are in substance identical to the original Seller Warrant (the “New Buyer Warrant”) duly executed by the Company in the name of Buyer exercisable for 750,000 shares of Common Stock of the Company at an exercise price of $3.50, provided that such New Buyer Warrant shall contain language reasonably acceptable to Buyer limiting the ability of Buyer to exercise the New Buyer Warrant to the extent that such exercise would result in Buyer beneficially owning in excess of 9.99% of the Company’s outstanding Common Stock (after giving effect to such exercise), and (v) there shall not be any law in effect which would render the parties unable to consummate or perform the transactions contemplated hereby or make such transactions illegal or prohibit, restrict or delay such consummation or performance; and there shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation or performance of the transactions contemplated hereby.

1.4           Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following conditions, any or all of which may be waived by Seller in its sole discretion, in whole or in part: (i) each of the representations and warranties of Buyer set forth in Section 2 is true and correct in all material respects as of the Closing Date, (ii) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, (iii) the Company shall have provided evidence reasonably satisfactory to Seller of the Company’s consent to the transfer of the Purchased Warrant, (iv) the Company shall have delivered to Seller a new warrant, pursuant to Section 2.1(d) of the Seller Warrant, having terms and conditions that are in substance identical to the original Seller Warrant (the “New Seller Warrant”) duly executed by the Company in the name of Seller exercisable for 5,095,004 shares of Common Stock of the Company, and (v) there shall not be any law in effect which would render the parties unable to consummate or perform the transactions contemplated hereby or make such transactions illegal or prohibit, restrict or delay such consummation or performance; and there shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation or performance of the transactions contemplated hereby.

1.5           Further Assurances; Cooperation.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transfer, purchase and sale of the Purchased Warrant pursuant to this Agreement, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each party’s obligations hereunder.  Without limiting the generality of the foregoing, Seller shall, within one business day of the date hereof, execute and deliver to the Company (along with the Seller Warrant) an assignment form to the Seller Warrant naming Buyer as assignee of the Purchased Warrant, along with instructions to issue the New Seller Warrant in the name of Seller and the New Buyer Warrant in the name of Buyer.

1.6           Termination.  If the Closing shall not have occurred within 20 business days from the date hereof, either of Buyer or Seller shall have the right to terminate this Agreement; provided that a party shall not have the right to terminate this Agreement if such party has not timely satisfied its obligations under Section 1.5 hereof.  In the event (i) this Agreement is terminated pursuant to this Section 1.6 and (ii) Buyer has received the New Buyer Warrant from Seller or the Company, Buyer shall use its best efforts to cause the New Buyer Warrant to be transferred to Seller as promptly as practicable following the termination of this Agreement and, if Buyer is unable to cause the New Buyer Warrant to be so transferred within a reasonable period of time following the termination of this Agreement, Buyer shall put Seller in the same economic position as Seller would have enjoyed had the New Buyer Warrant been transferred to Seller as contemplated by this Section.  Notwithstanding anything herein to the contrary, neither party shall be relieved of its obligations pursuant to Sections 1.6, 8, 13 and 14 of this Agreement in the event that this Agreement is terminated.

SECTION 2.                 Representations and Warranties of Buyer.  Buyer represents and warrants to Seller, as of the date hereof, as follows:

2.1         Organization; Authority.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full right, power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by Buyer of the documents and transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of Buyer.  This Agreement, when executed and delivered by Buyer, will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

2.2           Investment Intent.  Buyer is acquiring the Purchased Warrant for investment and for its own account and not as a nominee or agent, and not with a view to or for sale in connection with any distribution, resale or public offering of such Purchased Warrant or any part thereof in violation of the Act.  Buyer does not presently have any contract, undertaking, agreement or arrangement with any entity, organization or individual (each a “Person”) to sell, transfer or grant participations to any Person with respect to the Purchased Warrant.

2.3           Investment Experience; Access to Information.  Buyer (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Warrant and to make an informed decision to so invest, has so evaluated and understands said risks and merits, and can afford a complete loss of such investment, (b) understands the terms of, and risks associated with, the acquisition of the Purchased Warrant, and (c) has had the opportunity to review such disclosure regarding the Company, its business, its financial condition and its prospects as Buyer has determined to be necessary in connection with the purchase of the Purchased Warrant, including all of the Company’s filings with the Securities and Exchange Commission.

2.4           Buyer Status.  At the time Buyer was offered the Purchased Warrant it was, and at the date hereof it is, an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”).  Buyer is not, and is not required to be, registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.5           Restrictions on Transfer.  Buyer understands that (a) the Purchased Warrant has not been registered under the Act or the laws of any state, (b) the Purchased Warrant will be a “restricted security” as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act, (c) the Purchased Warrant may not be sold, pledged or otherwise transferred unless a registration statement for such transaction is effective under the Act and any applicable state laws, or unless an exemption from such registration provisions are available with respect to such transaction, and (d) the Purchased Warrant will bear a legend to the effect that the transfer of the Purchased Warrant is subject to the aforestated and a transfer request must, if required by the Company, be accompanied by an opinion of legal counsel satisfactory to the Company that such transfer is exempt from registration under the Act, (e) “stop transfer” instructions will be placed against the Purchased Warrant until such time as the Registration Statement has been declared effective and (f) the consent of the Company may be required prior to any subsequent transfer of the Purchased Warrant.

2.6           General Solicitation.  Buyer is not purchasing the Purchased Warrant as a result of any advertisement, article, notice or other communication regarding the Purchased Warrant published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement (each, a “General Solicitation”).

2.7           No Conflicts or Violations.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under, any agreement, credit facility, debt or other instrument or understanding to which Buyer is a party or by which it is bound.

2.8           No Litigation.  There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of Buyer, threatened against Buyer which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

2.9           Consents.  No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other Person is required for the valid authorization, execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

2.10         Non-Public Information.  Buyer is not purchasing the Purchased Warrant  “on the basis of” (as defined in Rule 10b5-1 of the Exchange Act) any material, non-public information about the Company or the Purchased Warrant.

SECTION 3.                 Representations and Warranties of Seller.  Seller represents and warrants to Buyer, as of the date hereof, as follows:

3.1           Authorization of Agreement.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by Seller of the documents and transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of Seller.  This Agreement, when executed and delivered by Seller, will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

3.2           Title to the Warrant.  Seller is the lawful owner of the Purchased Warrant with good and marketable title thereto, and Seller has the right (subject to any restrictions on transferability provided in the Purchased Warrant or pursuant to applicable federal or state securities laws) to sell, assign, convey, transfer and deliver, assuming that the Company has consented to the Transaction, the Purchased Warrant, and any and all rights and benefits incident to the ownership thereof, all of which rights and benefits will be transferred by Seller to Buyer free and clear of all the following (collectively called “Claims”) of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.  Delivery to Buyer of the Purchased Warrant will (i) pass good and marketable title to the Purchased Warrant to Buyer, free and clear of all Claims (assuming that Buyer is a bona fide purchaser within the meaning of the New York Uniform Commercial Code), and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Purchased Warrant, subject, in the case of both (i) and (ii) of this sentence, to the terms thereof.

3.3           Original Acquisition; No General Solicitation.  The Seller Warrant was originally acquired by Seller on October 30, 2006 pursuant to the partial exercise of a warrant to purchase Common Stock of the Company held by the Seller (the “Original Warrant”).  The Original Warrant was acquired by Seller on February 4, 2005 for investment and for its own account and not with a view to, or for sale in connection with, any distribution, resale or public offering of such Original Warrant or any part thereof in violation of the Act.  Seller did not offer or sell the Purchased Warrant to Buyer by any form of General Solicitation.

3.4           No Conflicts or Violations.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which Seller is a party or by which it is bound.

3.5           No Litigation.  There is no action, suit, proceeding, judgment, claim or investigation pending or, to the knowledge of Seller, threatened against Seller which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.6           Consents.  Other than the consent of the Company, no authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other Person is required for the valid authorization, execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.7           Bankruptcy.  Seller is not under the jurisdiction of a United States bankruptcy court or involved in any comparable bankruptcy proceeding in any jurisdiction in the world or in any insolvency proceeding, conservatorship or reorganization in any jurisdiction in the world.

3.8           Non-Public Information.  Seller is not selling the Purchased Warrant “on the basis of” (as defined in Rule 10b5-1 of the Exchange Act) any material, non-public information about the Company or the Purchased Warrant.

SECTION 4.                 Survival of Representations and Warranties; Etc.  All representations and warranties of Buyer and Seller shall survive the Closing.  Seller may rely upon this Agreement for the purpose of assuring its compliance with federal securities laws.

SECTION 5.                 Indemnification.  Each party hereto shall indemnify and hold harmless the other party (and their respective affiliates, directors, officers, employees,

successors and assigns) from and against any and all actual losses, claims, damages, liabilities and expenses based upon, arising out of or otherwise in respect of, any inaccuracy in, or any breach of, the representations or warranties of such party or the covenants or agreements made by such party in this Agreement.

SECTION 6.                 Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or to the recipient’s offices by a recognized overnight courier service or sent by facsimile (upon confirmation of receipt) addressed to the party to be notified at such party’s mailing address or facsimile number as set forth below:

Seller

Nomura Credit & Capital, Inc.
2 World Financial Center, 21st Floor
New York, NY 10281
Attn: Robert Leifer
Facsimile: (646) 587-9437

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One S. Dearborn St.
Chicago, IL 60603
Attn: John P. Kelsh
Facsimile: (312) 853-7036

Buyer

LB I Group Inc.
c/o Global Trading Strategies
Lehman Brothers Inc.
399 Park Avenue, 9th Floor
New York, NY 10022
Attn: Eric Salzman
Facsimile: (646) 758 3071

with a copy to (which shall not constitute notice):

Lehman Brothers Inc.
399 Park Avenue, 9th Floor
New York, NY 10022
Attn: Ashvin Rao
Facsimile: (646) 834 4769

SECTION 7.                 Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of each of the parties hereto and any successors to the businesses of Buyer or Seller and the successors to the business of Buyer and the legal representatives of Seller.  Neither Buyer nor Seller may assign its or his rights or obligations hereunder except to persons described in the preceding sentence.

SECTION 8.                 Expenses.  Each party hereto shall pay the fees and expenses of any broker engaged by such party and of such party’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, and shall hold the other party hereto harmless against any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees and expenses; provided, however, that Seller shall pay any transfer, stamp or similar taxes, if any, that are payable in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, neither party has used the services of a broker or finder in connection with the transaction contemplated hereby.

SECTION 9.                 Execution Counterparts.  This Agreement may be executed and delivered via facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 10.               Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

SECTION 11.               Entire Agreement.  This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto except as expressly set forth herein.

SECTION 12.               Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

SECTION 13.               Confidentiality.  Each of Buyer and Seller hereby agrees, without the prior written consent of the other, to not disclose, and to otherwise keep confidential, the sale of the Purchased Warrant or the other matters contemplated hereby, except to the extent that disclosure thereof is required to effectuate the transfer as contemplated herein or by applicable law, rule or regulation, including the rules of the Securities and Exchange Commission; provided, however, that Buyer and Seller may disclose information regarding such sale to their respective accountants and attorneys.

SECTION 14.               Governing Law; Consent to Jurisdiction and Service Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.  The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the Borough of Manhattan, State of New York.  By their execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of any such court and agree that any process in any such action may be served upon any of them personally, or by registered mail, return receipt requested, or by nationally recognized overnight courier service, with the same force and effect as if personally served upon them in New York. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

NOMURA CREDIT & CAPITAL, INC.

By:	/s/ Robert Leifer
Name: Robert Leifer
Title: Director

LB I GROUP INC.

By:	/s/ Eric C. Salzman
Name: Eric C. Salzman
Title: Senior Vice President